Exhibit 10.3(p)

SECOND AMENDMENT TO THE

BLOCKBUSTER INC.

AMENDED AND RESTATED

SENIOR EXECUTIVE SHORT-TERM INCENTIVE PLAN

(AS AMENDED AND RESTATED THROUGH JULY 20, 2004)

THIS SECOND AMENDMENT (the “Second Amendment”) to the Blockbuster Inc. Amended and Restated Senior Executive Short-Term Incentive Plan, as amended and restated through July 20, 2004 (the “Plan”), is made and is effective August 5, 2008 (the “Effective Date”) by Blockbuster Inc. (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company previously adopted the Plan, under which the Company is authorized to grant performance-based incentive awards to certain selected senior executives of the Company and its subsidiaries;

WHEREAS, Section 4.6 of the Plan provides that the Company’s board of directors (the “Board”) may amend the Plan in certain circumstances without the consent of stockholders or participants; and

WHEREAS, the Board has determined that it is desirable to amend the Plan in order to ensure that, in compliance with section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended, and Internal Revenue Service Revenue Ruling 2008-13, all short term incentives payable under the Plan in connection with certain terminations of employment are “remuneration payable solely on account of the attainment of one or more performance goals.”

NOW, THEREFORE, the Plan shall be amended as of the Effective Date as set forth below.

1. Section 2.4 of the Plan is hereby deleted and replaced in its entirety with the following:

Section 2.4 Employment Requirement

To be eligible to receive payment under an Award in cash pursuant to Section 2.3, a participant must have remained in the continuous employ of the Company or one of its subsidiaries or divisions through the end of the applicable performance period. If (i) a participant becomes “permanently disabled” or (ii) a participant dies during a performance period, such participant or his or her estate, if applicable, shall, unless his or her employment agreement provides otherwise, receive a cash payment equal to the pro rata portion of the amount of the Award earned for such performance period at such time as determined by the Committee in its sole discretion, except that the Committee may, in its sole discretion, reduce the amount of such Award to reflect the Committee’s assessment of such participant’s individual performance prior to the applicable termination event or for any other reasons. If (x) the Company or any subsidiary terminates a participant’s employment other than for “cause” or (y) a participant terminates his or her employment with the Company or any subsidiary for “good reason,” such participant shall, unless his or her employment agreement provides otherwise, receive, pursuant to Section 2.3 to the extent the Performance Targets for the performance period are achieved and certified, a pro rata portion of the amount of the Award that would have been earned and payable but for the participant’s termination of employment, except that the Committee may, in its sole discretion, reduce the amount of such Award to reflect the Committee’s assessment of such participant’s individual performance prior to the applicable termination event or for any other reasons. Pro rata Award determinations shall be made by the Committee based upon the number of days a participant was employed during the performance period. Unless otherwise specifically defined by an employment agreement or a benefit plan document, determinations with respect to whether a participant’s employment has been terminated for cause, for good reason or due to permanent disability shall be made by the Committee in its sole discretion.

NOW, THEREFORE, be it further provided that, except as set forth above, the Plan shall continue to read in its current state.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused the execution of this Second Amendment by its duly authorized officer, effective as of the Effective Date.

BLOCKBUSTER INC.

By:	/s/ Kim Alleman
Kim Alleman, Senior Vice President